UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amarin Corporation plc (the “Company”) has established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s 2023 Special General Meeting of Shareholders. Below are press releases issued by the Company and other communication released on February 16, 2023, which are posted to such website. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Amarin Clearly and Definitively Instructed Registrar to Accept ALL Submitted Proxy Cards

Sarissa Issued its False Release Hours After Receiving Confirmation That All Proxy Cards Were Being Accepted

DUBLIN, Ireland and BRIDGEWATER, N.J., Feb. 16, 2023 (GLOBE NEWSWIRE) — Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today corrected the record regarding the latest misinformation from Sarissa Capital Management (“Sarissa”). Contrary to Sarissa’s press release, Amarin clearly and definitively instructed its registrar to accept ALL submitted proxy cards, including both blue and white cards, with regard to its upcoming General Meeting of Shareholders. This is standard practice for a contested solicitation process and was established before the proxy solicitation process even began. The idea that a company registrar would only accept one set of proxy cards is categorically false.

This is yet another example of Sarissa’s focus on advancing its own interests at the expense of all Amarin shareholders. The registrar confirmed that it notified Sarissa eight hours in advance of their press release that all proxy cards were being considered. It is clear that Sarissa is willing to say anything in an attempt to get on the Board.

In a note dated February 16, 2023, from the registrar:

“As mentioned, [the registrar] did not advise [Sarissa] that Amarin were not accepting these proxy cards. As this was a different proxy form that [the registrar] had seen before, we had to check with Amarin if we were to accept it. Amarin advised that we were able to accept therefore we have lodged the votes.”

As this confirmation shows, the registrar was clearly instructed to accept all proxy cards, including Sarissa’s blue proxy card.

Materials regarding the Board of Directors’ recommendations for the General Meeting can be found at www.voteamarin.com.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

The following is a press release issued by the Company:

Leading Independent Proxy Firm ISS Joins Glass Lewis in Recommending that Amarin Shareholders

Vote “AGAINST” Sarissa’s Value-Destructive Proposals

Independent Report Acknowledges That Sarissa’s Campaign to Remove Amarin’s Chairman and De Facto

Seize Board Control Would be Detrimental to Shareholder Value

Board Urges Shareholders to Follow ISS and Glass Lewis’s Recommendations and Vote “AGAINST” All

of Sarissa’s Proposals on the WHITE Proxy Card

DUBLIN, Ireland and BRIDGEWATER. N.J., Feb. 16, 2023 (GLOBE NEWSWIRE) — Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today announced that the leading independent proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended that shareholders vote “AGAINST” all of Sarissa’s proposals on the WHITE proxy card at the upcoming General Meeting of Shareholders, scheduled for February 28, 2023.

In its February 16, 2023, report, ISS determined that Sarissa’s campaign is nothing more than a transparent attempt to de facto seize control of the Board by removing Amarin’s new Chairman, Per Wold-Olsen, and installing seven of its underqualified individuals. ISS joins Glass Lewis in highlighting that Sarissa has failed to make a compelling case for change and recommending shareholders vote “AGAINST” the removal of Per Wold-Olsen and “AGAINST” the election of every Sarissa nominee. ISS stated1:

•

“The board has appropriately refreshed itself and the company’s positioning for commercial success appears to be improving. [Sarissa] has not presented convincing criticisms in either of these areas. As such, [Sarissa] has not made a compelling case for change.”

•

“The company’s strategic turn and operational execution since the appointment of Mikhail as CEO are particularly instructive. Quarterly revenue has stabilized, and the company has generated a small positive adjusted cash flow over the past two quarters... They nonetheless represent tangible steps forward that have clearly improved the company’s position, and suggest that the company’s current strategy is a credible path forward.”

•	“The board’s refreshment then, appears to have been proactive, thorough, and appropriate for the company’s ongoing repositioning.”

•	“…contrary to the [Sarissa’s] assertion about unsustainable cash burn, has been successful in stabilizing its cash levels over the past three quarters.”

•

“… the underperformance since Mikhail took over is not necessarily a surprise, as the value of the company now primarily depends on the success of commercialization efforts in Europe, which remain in early stages.”

•

“…the reason for this expenditure of shareholder effort comes mainly as a result of the number and degree of the company’s positive actions during this period of time, and not from a lack of clarity in shareholder communication.”

Commenting on ISS and Glass Lewis’s recommendations, the Amarin Board of Directors (the “Board”) issued the following statement:

ISS and Glass Lewis rightfully highlight that at a time when Amarin needs to be laser focused on execution, nearly doubling the size of the Board with underqualified individuals will impede progress and be detrimental to shareholder value.

In its report, ISS recognizes Sarissa’s transparent tactic to maximize the size of the Board is a de facto method to seize control of the Board. Sarissa’s only “strategic idea” is one the Board has already considered and determined would destroy shareholder value. Sarissa continues to prove it fundamentally does not understand our business and its slate falls woefully short on the critical expertise Amarin needs today.

The Board is undertaking a deliberate, thoughtful and independent refreshment process and has been reconstituted with approximately 70% new independent directors appointed in 2022. This Board has taken meaningful and proactive action to get the Company on solid footing, improve operational and financial results and instill a purpose-built Board and leadership team. As a result of these actions, Amarin has made substantial early progress on its new European and International commercial strategy, is on track to exceed its $100 million annual cost savings plan and primed to capture a multi-billion-dollar market opportunity.

Amarin has a world-class Board with the expertise needed to oversee continued progress of the Company’s transformation plan. We are confident their skillsets outmatch Sarissa’s slate in every critical area. Mr. Wold-Olsen is one of the most well-respected international healthcare executives with a demonstrated ability to transform companies, and his track record of successful product launches is undisputed. Since Mr. Wold-Olsen’s appointment to the Board in January 2022 and subsequently his appointment as Chairman in May 2022, he has demonstrated steadfast leadership and his contributions to Amarin have been far-reaching from pricing negotiations, launch activities, cost containment plans and Board refreshment.

We strongly recommend that shareholders consider the facts and vote “AGAINST” Sarissa’s proposals on the WHITE proxy card today.

Amarin reminds shareholders that every vote is important, no matter how many or few shares it represents. Shareholders are urged to discard any blue proxy materials and to only vote using the WHITE proxy card. Shareholders can switch their vote at any time by simply voting on the WHITE proxy card “AGAINST” all of Sarissa’s harmful proposals. Only the latest-dated proxy counts.

Amarin shareholders of record as of January 23, 2023, are entitled to vote at the General Meeting. For ADS holders, the deadline to submit votes is 3 PM GMT (10 AM ET) on February 22, 2023, and for holders of ordinary shares, the deadline is 3 PM GMT (10 AM ET) on February 24, 2023.

Amarin shareholders who need assistance in voting their shares may call Amarin’s proxy solicitors, Morrow Sodali at (800) 662-5200 (toll-free) or (203) 658-9400 (collect) or Okapi Partners at (844) 343-2625 (toll-free) or (212) 297-0720 (international).

Additional materials regarding the Board of Directors’ recommendations for the General Meeting can be found at www.voteamarin.com.

Advisors

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

[1]	Permission to use quotes neither sought nor obtained. Emphasis added.

The following is a statement posted by the Company on Twitter:

Independent third party @issgovernance agrees with @GlassLewis that $AMRN’s Board is the right team for the NEW Amarin. Vote on the white card AGAINST #Sarissa’s harmful proposals #freeamarin #votethewhiteproxycard